Exhibit 99.1

CHELSEA THERAPEUTICS ANNOUNCES CHANGE IN NAME AND REINCORPORATION IN DELAWARE

Charlotte, NC July 27, 2005 Ivory Capital Corp.– (OTCBB: IVRC), announced that its stockholders approved all proposals at its annual shareholders’ meeting today, including reincorporation of the Company in the state of Delaware under the name Chelsea Therapeutics, International, Ltd. Chelsea Therapeutics, Inc. remains as the company’s wholly owned operating subsidiary.

Pursuant to the approved proposals, Chelsea will reincorporate with a 9 for 1 reduction in share count resulting in approximately 12.4 million shares outstanding effective July 28, 2005. Stockholders will receive instructions by mail regarding the method of exchanging certificates. Corporate Stock Transfer is the Company’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reduction of shares. Corporate Stock Transfer may be reached by telephone at 303-282-4800. Following reincorporation, shares of Chelsea will continue to be quoted on the OTC Bulletin Board. A new trading symbol will be available by July 29 to replace the current symbol, IVRC.

“The first half of 2005 has been an extremely productive period for Chelsea - we took the company public through a merger in February, following a successful private placement of over $14 million, then completed the necessary preclinical work and initiated Phase I clinical trials for our lead product candidate, CH-1504,” commented Dr. Simon Pedder, Chelsea’s President and Chief Executive Officer. “Through the execution of these resolutions, we are pleased to realign our capital structure in keeping with companies at a similar stage of development.”

The company also reported that it concluded the second quarter of 2005 with $7.0 million in cash and anticipates reporting a net loss for the second quarter 2005 of approximately $1.6 million.

About CH-1504

In March 2004, Chelsea acquired the exclusive rights to a number of antifolate compounds, including CH-1504, its lead product candidate. These compounds lack the specific metabolism associated with side-effects known to occur with marketed antifolates such as methotrexate. CH-1504 continues successful progress in its development as a treatment for RA, psoriasis, IBD, cancer and other immunological disorders. RA affects approximately two million Americans, almost 1% of the population, and is two to three times more prevalent in women than men. Psoriasis, another condition that may be positively impacted by treatment with CH-1504, is an immune-mediated chronic skin disease that also affects millions of Americans.

An independent six-month pilot clinical study compared CH-1504 to methotrexate, the current standard of care, in 20 RA patients in Peru. Although the pilot study was not conducted in compliance with the standards necessary for its use in the U.S. regulatory approval process, the results of this study suggest that CH-1504 has lower toxicity and improved tolerability, as well as increased effectiveness versus methotrexate. Preclinical animal models have also indicated that CH-1504 may have superior efficacy, less toxicity and increased tolerability compared to methotrexate, which currently accounts for almost half of the prescriptions written for the RA market.

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About Chelsea Therapeutics

Chelsea Therapeutics is a development stage pharmaceutical company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s strategy is to develop technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Specifically, we concentrate our efforts on acquiring and developing technologies for the treatment of rheumatoid arthritis, psoriasis, cancer and other immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, our history of losses and need to raise more money, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:	The Investor Relations Group:
Nick Riehle	Investor Contact:
Chief Financial Officer	Kathryn McNeil/John Nesbett
704-341-1516 x101	Media Contact:
Stephanie Schroeder/Janet Vasquez
212-825-3210

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